Exhibit 99.1

SCIO Diamond Technology to Present at the 14th Annual ICR XChange Conference

GREENVILLE, S.C., Jan 4, 2012 (GlobeNewswire via COMTEX) -- SCIO Diamond Technology Corporation (OTCBB:SCIO.OB) is pleased to announce that it will be presenting at the 14th Annual ICR XChange Conference to be held in Miami, Florida at the Fontainebleau Hotel.

The ICR XChange is one of the leading consumer-oriented investment conferences. Over the course of three days, more than 150 companies will present to over 1500 attendees, including buy- and sell-side analysts, the private equity community, the media, select investment banks, law firms and consultants. This event each year sets the tone for industry developments in the coming twelve months.

The Company's presentation will begin at 2:25 p.m. Eastern Time on Thursday, January 12, 2012. Chief Executive Officer Joseph Lancia will be speaking at the conference in the Glimmer Ballroom 3 & 4. Mr. Lancia will also host two question-and-answer sessions, at 9:50 am EST and 1:10 pm EST at Table 2 in the breakout room and be available for private meetings throughout the day.

A live broadcast of the presentation will be available on-line in the Investor Relations area of the Company's website at http://www.sciodiamond.com. An on-line replay of the webcast will be available for two weeks.

More information on the conference is available at the website: http://www.icrxchange.com.

About SCIO Diamond Technology

SCIO Diamond employs a patent-protected chemical deposition process to produce high-quality, single-crystal diamonds in a controlled laboratory setting, with such diamonds referred to as "lab-grown" or cultivated diamonds. The diamonds have the identical chemical, physical and optical properties as any diamond found in the earth, and the company's highly controlled manufacturing process enables it to produce very high-quality, high-purity, high volume, single-crystal colorless, near colorless and fancy colored diamonds.

SCIO's technology permits it to produce lab-grown diamond in size, color, and quality combinations that are rare, if at all present in nature. For more information: http://www.sciodiamond.com

About ICR

ICR is a leading financial communications firm specializing in investor relations and corporate communications. Established in 1998, ICR represents more than 300 companies and has significant industry expertise and relationships in the resources sector. ICR maintains offices in Norwalk, CT, New York, Los Angeles, San Francisco, Boston and Beijing and is one of the industry's fastest growing consultancies. For more information: http://www.icrinc.com.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: SCIO Diamond Technology Corporation

Page - 1

By Staff

CONTACT:          CONTACT: Investor Relations:

                  ICR, LLC
                  Scott Arnold
                  Senior Vice President
                  +1 (310) 954-1107
                  scott.arnold@icrinc.com

                  Company:
                  SCIO Diamond Technology Corporation
                  Joseph D. Lancia
                  +1 (864) 751-4880
                  jlancia@sciodiamond.com

(C) Copyright 2010 GlobeNewswire, Inc. All rights reserved.

Page - 2